UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER
BETSY S. ATKINS
MARGARET SHÂN ATKINS
JEAN M. BIRCH
JAMES P. FOGARTY
CYNTHIA T. JAMISON
WILLIAM H. LENEHAN
LIONEL L. NOWELL, III
ALAN N. STILLMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Starboard Value LP, together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc., a Florida corporation.

On September 3, 2014, Starboard Value LP issued the following press release, which is also attached hereto as Exhibit 99.1:

STARBOARD RESPONDS TO DARDEN’S ANNOUNCED NEW SLATE OF DIRECTOR NOMINEES FOR ELECTION AT 2014 ANNUAL MEETING

Believes Darden’s Reactive, Last-Minute Decision to Delay the Annual Meeting and Propose a New Slate is Just Another Poorly Conceived and Suboptimal Solution

Reiterates that Starboard’s Cohesive Slate of Highly Qualified Nominees Represents by far the Best Outcome for Darden Shareholders, with the Best Mix of Complementary Skill Sets and a Comprehensive Turnaround Plan to Create Value for the Benefit for all Shareholders

Dismisses Company’s Claims that Election is about “Control” – Believes Election Should Focus on which Board Slate Is Best for the Company and its Shareholders

Provides Case Study on Recent Majority Change in Board Composition of Tessera Technologies, including a Published Quotation from the Chairman of the Board

Urges Shareholders to Vote the WHITE Proxy Card Today to Support Starboard’s Slate of 12 Highly Qualified Director Nominees

NEW YORK, NY – September 3, 2014 – Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”)(NYSE:DRI), with beneficial ownership of approximately 8.8% of the outstanding common stock of the Company, today issued a response to Darden’s announcement that it has nominated a new slate of director candidates for election to the Company’s Board of Directors (the “Board”) at the upcoming 2014 Annual Meeting of Shareholders (the “Annual Meeting”).

Starboard believes that Darden’s reactionary, last-minute, confused decision to once again shuffle its proposed slate of director nominees further demonstrates our belief that this Board is lacking leadership and flailing without direction.

Starboard believes the Company’s argument that its slate of four incumbents, along with four new nominees, ensures “continuity” and prevents Starboard from “taking control” of Darden without paying a premium are misguided and further demonstrates the current Board’s inability to view the Company from the perspective of a shareholder.  First, ten of Starboard’s nominees are completely unaffiliated with Starboard, and most of these nominees had no relationship with Starboard prior to Starboard’s search for independent director nominees.  Starboard’s nominees are highly qualified and experienced individuals who have committed to acting in the best interests of all Darden shareholders.  Compared to the Company’s hastily constructed slate, Starboard believes that its slate is significantly more qualified and far more likely to create substantial shareholder value.  Second, any value that is created through better oversight and the implementation of Starboard’s transformation plan, which Starboard intends to release next week assuming that the Company does not further delay the Annual Meeting, will benefit all Darden shareholders equally in proportion to their ownership.  While Darden’s incumbent directors may think of “control” as simply a matter of who occupies the board room, shareholders understand that they, not the Board, are the owners of Darden and that the board is elected to represent their interests – the Annual Meeting is about electing the best possible board.

The hollow argument that Darden is now trying to make is the same stale argument that has been made before by companies in similar situations.  It has been proven false. As one example, just last year, Starboard replaced a majority of the board of Tessera Technologies, Inc. (“Tessera”). The new board implemented a comprehensive turnaround plan which has created substantial value for all shareholders.  Tessera’s stock price has outperformed the market by 39% and approximately doubled its enterprise value since the board change just 15 months ago.  During the election contest, Tessera made the same arguments that Darden is now trying to make, but shareholders saw through them and supported majority change to the board.  In fact, in a recent statement, Rick Hill, who was the incumbent Chairman during the election contest and who is still Chairman of Tessera, acknowledged the direct and positive impact of Starboard’s majority slate:

“I can now unequivocally say that Tessera is better off with Starboard's involvement and greatly appreciate the professionalism with which Starboard approached the board transition and overall stewardship of Tessera.  This has had a direct and positive impact on our overall results and tremendous value has been created for the benefit of all Tessera shareholders and employees.”

A case study of the Tessera situation and Mr. Hill’s full statement is attached hereto as an appendix.

In addition, Starboard believes that its proposed solution, first disclosed in its preliminary proxy materials on August 14, 2014, which would include adding back up to two of the incumbent Board members if all 12 of Starboard’s nominees are elected, represents a far better outcome for shareholders, as it would ensure continuity while putting in place the best board possible for the benefit of all shareholders.

Starboard has nominated a cohesive group of supremely qualified director nominees with diverse and complementary skill sets specifically selected for their relevance to Darden’s businesses and its current challenges.  Starboard’s slate includes not only experienced restaurant operators, but also experts in real estate, finance, turnarounds, supply chain, and, critically, effective public company governance and executive compensation.  Notably, among Starboard’s director nominees are several world-class executives with direct experience successfully leading Olive Garden during its most successful period or overseeing similar turnarounds at competing casual dining companies such as Brinker International.  These nominees have been working together for an extended period, along with one of the world’s leading operationally-focused consulting firms and a group of highly experienced advisors, to develop a comprehensive plan to transform Darden for the benefit of all shareholders, which Starboard plans to release in the next few weeks.

Unfortunately, Darden’s latest ad hoc plan appears to be nothing more than a hurried, reactive attempt to try to manipulate the outcome of this election contest in response to what Starboard believes to be substantial shareholder frustration over the current Board’s many value destructive and egregious actions.  Of the four incumbent candidates who were re-nominated by Darden, three are on Darden’s Compensation Committee, which, as Starboard has previously demonstrated, failed shareholders miserably by creating an incentive structure for management that Starboard believes encouraged reckless spending on growth, leading to excessive management compensation and the destruction of substantial shareholder value.  In fact, Glass Lewis & Co., LLC (“Glass Lewis”) has said, “[t]he Company has been deficient in linking executive pay to corporate performance …[and] Shareholders should be concerned with this disconnect.”  Ultimately, Starboard believes skewed compensation practices played a role in the decision to sell Red Lobster at what Starboard believes was a “fire sale” price.

In addition, two of the incumbent nominees proposed by Darden are on the Nomination and Governance Committee (the “Governance Committee”), including Michael Rose as Chair.  This is highly concerning given that Institutional Shareholder Services (“ISS”) and Glass Lewis, the leading corporate governance and proxy advisory firms, have repeatedly lambasted Darden for its poor corporate governance practices, with ISS giving Darden its worst possible governance rating even before the Board’s egregious decision to sell Red Lobster prior to holding a special meeting requested by the substantial majority of Darden’s shareholders.  Further, the Governance Committee recommended, and the Board appointed, Mr. Ledsinger as Chairman of the Board, and now, just one month later, has chosen not to re-nominate him for election to the Board at the Annual Meeting.  We believe this demonstrates serious dysfunction in the board room and a total lack of leadership.  Moreover, two of the incumbent nominees, Michael Rose and Maria Sastre, are the two longest tenured directors on Darden’s Board, having served a combined 35 years, and bear significant responsibility for the severe value destruction at Darden.

Time is of the essence – the incumbent directors have already delayed much-needed change, including recently delaying the Annual Meeting, for far longer than is in the best interests of the Company and its shareholders.  Now is not the time to play games with the election process in order to avoid accountability.  The Annual Meeting is about electing the best possible board for Darden.  Starboard believes that its slate of highly qualified nominees represents by far the best outcome for Darden shareholders, with the best mix of complementary skill sets, experience and perspectives directly relevant to Darden’s business and current challenges. All of Starboard’s nominees are fully committed to representing the best interests of all shareholders.

Vote for Starboard’s 12 highly qualified, independent nominees on the WHITE proxy card today.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at the numbers listed below.

Starboard’s definitive proxy materials can be found on the SEC’s website at http://www.sec.gov and Starboard’s publicly filed investor materials can be accessed at www.shareholdersfordarden.com.

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720
(877) 285-5990 (Toll-Free)

Appendix: Majority Board Change in Tessera Technologies